Exhibit 99.2

30 Shelter Rock Road	Danbury, CT 06810	Tel: (203) 797-2699	Fax: (203) 797-2697

Electro Energy, Inc. Announces Receipt of NASDAQ Delinquency and Suspension Notices

DANBURY, CT — (MARKET WIRE)—December 23, 2008 — Electro Energy, Inc. (Nasdaq CM: EEEI — News), a provider of advanced battery technologies and associated systems, today announced it received a letter (the “Delinquency Letter”) from The Nasdaq Stock Market (“NASDAQ”) on November 20, 2008 stating that the Company is not in compliance with the requirements for continued listing under the Marketplace Rules because it failed to timely file its quarterly report on Form 10-Q for the period ended September 30, 2008.

On December 3, 2008, the Company received a letter from NASDAQ (the “Suspension Letter”) notifying the Company that due to its failure to comply with NASDAQ disclosure requirements and its financial condition, its common stock is no longer suitable for continued listing and trading on NASDAQ pursuant to Marketplace Rule 4300 and IM-4300. The Suspension Letter also stated that unless the Company requested a hearing by December 10, 2008, the Company’s common stock will be suspended from trading and listing on NASDAQ. On December 10, 2008 NASDAQ granted an oral hearing, upon the Company’s request, which is scheduled for January 8, 2008.

In a letter dated December 19, 2008, NASDAQ notified the Company that it will no longer have until January 20, 2009 to submit a plan of compliance that would address the Company’s failure, and plans, to file its quarterly report on Form 10-Q. Instead, the letter stated that, pursuant to Marketplace Rule 4804(c), such deficiency would be an additional basis for delisting the Company’s securities from NASDAQ that the Company may address at the hearing.

The Suspension Letter also stated that trading in the Company’s stock was halted on December 2, 2008 pursuant to IM 4120-2 because the Company failed to issue a press release that disclosed the receipt of the Delinquency Letter, as required by Marketplace Rule 4803(a).

About Electro Energy

Electro Energy, Inc., headquartered in Danbury, Connecticut, was founded in 1992 to develop, manufacture and commercialize high-powered, rechargeable bipolar wafer cell nickel-metal hydride batteries for use in a wide range of applications. Its Colorado Springs operation supplies aerospace-grade high quality nickel cadmium batteries and components for satellites, aircraft and other specialty applications. EEEI is also developing high power lithium rechargeable batteries utilizing the Company’s proprietary bipolar wafer cell design. EEEI has recently acquired significant manufacturing assets near Gainesville, Fla., to accelerate commercialization of its battery technology. For further information, please visit www.electroenergyinc.com.

Contact:
Contact: Michael E. Reed 203-797-2699

Source: Electro Energy, Inc.